UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2009

ORBCOMM Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 363-4900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On September 23, 2009, the Board of Directors of ORBCOMM Inc. (the “Company”) concluded, based on the recommendation of management of the Company, that an impairment charge should be recognized in the quarter ending September 30, 2009 with respect to two additional satellites launched on June 19, 2008, as a result of the Company’s inability to communicate with these satellites after the loss of contact. The decision to incur this impairment charge is based on the Company’s engineering analysis that it is unlikely the satellites will be recovered. Accordingly, the Company estimates that a non-cash impairment charge for the cost of these two satellites of approximately $14.8 million will be added to the impairment charge previously disclosed in August 2009, for a total impairment charge of approximately $21.9 million to be reflected in the Company’s condensed consolidated financial statements for the quarter ending September 30, 2009. None of the impairment charges represents a cash expenditure and the Company does not expect that any amount of these impairment charges will result in any future cash expenditures.

As previously reported, on August 7, 2009 one quick-launch satellite experienced an anomaly with its power system. Subsequently, on August 24, 2009, the Coast Guard Demonstration satellite also experienced an anomaly with its power system. These anomalies resulted in a loss of contact with the satellites by both the Company’s ground control systems and the back-up command and control systems of KB Polyot-Joint Stock Company, a provider of sub-contracting services to OHB System, AG (“OHB”), the satellite bus manufacturer. After consultation with OHB and the Company’s own engineers, the Company believes that after such an extended period of no communication with the satellites, it is unlikely that the satellites will be recovered based on its experience with earlier satellites with which contact was similarly lost.

The loss of these satellites can result in longer latencies in transmitting messages but is not otherwise expected to have a material adverse effect on the current communications service as the satellites were not in full operational service. The remaining two quick-launch satellites are experiencing anomalies as previously disclosed that are expected to be permanent and significantly reduce their expected useful lives. The remaining two quick-launch satellites are equipped with an AIS payload that provides redundant capabilities for the Company’s AIS data service, and the Company will be relying on these satellites to provide AIS data service. If these satellites also fail, the Company will not be able to provide AIS data service, including under its existing contracts, unless the Company is able to procure other AIS data service from third parties or until the launch of its AIS payload-equipped next generation satellites, scheduled as early as the end of 2010.

The Company has filed a claim under its in-orbit insurance policy for all six satellites as either a total loss or constructive total loss. The total loss claim is for the one satellite that suffered a power system failure resulting in loss of contact during the coverage period that ended June 19, 2009, and the constructive total loss claim for each of the other five satellites is on the basis that these satellites do not meet the working satellite criteria stated in the policy. The maximum amount recoverable by the Company under the policy from third party insurers for all six satellites covered by the policy is $50 million, after taking into account the one-satellite deductible, under which no claim is payable for the first satellite to suffer a constructive total loss or total loss, and less any salvage value that can be established.

Certain statements in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although the Company believes that its plans and objectives reflected in or suggested by these forward-looking statements are reasonable, the Company may not achieve these plans or objectives. The Company’s actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the uncertainty inherent in attempting to estimate the amount of the impairment charge; the in-orbit satellite failure of the Coast Guard demonstration or the quick-launch satellites; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of the Company’s communications system or reductions in levels of service due to technological malfunctions or deficiencies or other events; the Company’s inability to renew or expand its satellite constellation; market acceptance and success of our AIS business; and the other risks described in the Company’s filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By /s/ Robert G. Costantini
Name: Robert G. Costantini
Title: Executive Vice President and
          Chief Financial Officer

Date: September 29, 2009

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